News Release

Integra Bank Corporation Announces Quarterly Cash Dividend and Appointment of Director

EVANSVILLE, INDIANA – June 18, 2008 – The Board of Directors of Integra Bank Corporation (Nasdaq Global Market: IBNK) (www.integrabank.com) announced the declaration of its quarterly cash dividend and the appointment of a new director.

The Board of Directors declared a quarterly cash dividend in the amount of eighteen cents ($0.18) per share payable on or about July 7, 2008, to shareholders of record at the close of business on June 30, 2008.

The Nominating and Governance Committee recommended the appointment of Robert L. Goocher as director. Effective June 18, 2008, the Board unanimously approved Mr. Goocher’s appointment.

“We are pleased to welcome Robert to our Board. We are excited about the business and financial experience he brings to the Company and the Board,” commented Mike Vea, Chairman, President and CEO. “Robert will serve as a member of the Audit Committee and ALCO and Finance Committee.”

Mr. Goocher currently serves as Vice President and Treasurer of Vectren Corporation, a public company headquartered in Evansville, Indiana.

About Integra

Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. As of March 31, 2008, Integra has $3.4 billion in total assets and currently operates 80 banking centers and 135 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of June 1, 2008, has IBNK outperforming 96.3% of the companies in the Russell 3000 Index and 96.5% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Contacts:

Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, CFO, EVP-Finance and Risk — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677

Web site:

http://www.integrabank.com